Exhibit 99.1

P.O. Box 717	Pittsburgh, PA 15230-0717 (412) 787-6700

From:	Gail A. Gerono
Vice President, Investor Relations
412 787-6795

— NEWS RELEASE —

CALGON CARBON LAUNCHES PROTECT™ CONTAINMENT SYSTEMS

ENHANCED PRODUCT LINE

NEW YORK, NY — November 12, 2004 – Calgon Carbon Corporation (NYSE:CCC) announced the launch of its Protect™ Containment Systems, a line of building air containment products that offers protection against hazardous gases and chemical warfare agents. Products offered within the Protect™ Containment Systems line include high-efficiency, single-pass activated carbon adsorbers for filtration of weapon-grade toxicological agents, including biological, chemical, and radiological contaminants.

The addition of this product line, through the purchase of Waterlink Specialty Products, strengthens Calgon Carbon’s capabilities in carbon filter manufacturing, impregnation, and on-site services. The Protect™ Containment Systems isolate and remove potentially hazardous gases such as acid gas, organic vapor, mercury, ammonia, radioactive iodine, formaldehyde, and chemical warfare agents.

Protect™ Containment Systems are manufactured to specification and assembled with other components such as building air handling systems, HEPA filters, precipitators and control panels. Calgon Carbon is able to fully integrate the components and deliver a complete system – a distinct advantage to the end user.

Commenting on the new Protect™ Containment Systems, John Stanik, Calgon Carbon’s president and chief executive officer, said, “The addition of the Protect™ Containment Systems product line is consistent with Calgon Carbon’s strategic initiative to apply technical knowledge to solve purification problems. While Calgon Carbon has been the sole provider of approved carbons for U.S. military respirators and filters for many years, the added capability of manufacturing containment systems for buildings enhances the company’s position as a leader in protecting people from biological, chemical, and radiological contamination worldwide.”

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making air and water cleaner and safer. The company employs approximately 1,200 people at 18 operating facilities and 27 sales and service centers worldwide.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This document contains certain statements that are forward-looking relative to the company’s future strategy and performance. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance.